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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
WEDNESDAY, JANUARY 13, 1999

                       UNION PACIFIC RESOURCES GROUP INC.
                   ANNOUNCES $760 MILLION 4TH QUARTER CHARGE,
           PRELIMINARY 1999 BUDGET, CONTINUING DEBT REDUCTION PROGRAM

FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE - UPR) today announced that it will take a non-cash charge to earnings of approximately $760 million after tax in the fourth quarter as the result of an FAS 121 asset impairment.

The Company also reported that its 1999 plans include a continuing cost reduction program and a preliminary capital budget of approximately $500 million. Excess cash flow of more than $250 million will be used to further reduce debt, keeping the Company's $2 billion deleveraging program on target.

"The low price environment in which the oil and gas industry finds itself is forcing us and many of our competitors, large and small, to take asset impairments and actions to reduce costs and conserve cash," UPR Chairman and CEO Jack Messman said.

"Our writedown has been triggered by low commodity prices and largely relates to Norcen Energy Resources' assets acquired just before the collapse in prices in early 1998. While we are required by Financial Accounting Standard 121 to mark these assets to market with a charge to 1998 earnings, the writedown will lead to improved earnings going forward.

"UPR is on target to meet its deleveraging objectives," Messman added. "Our cash flow remains strong and will allow us to meet our debt covenants, fund our capital program and pay down additional debt. UPR will live within its means and adjust its capital spending as commodity prices and cash flows change," he continued.

"While we are not making any predictions regarding a rebound in prices, at current price levels these actions put us on the road to profitability in 1999. We are prepared to deal with this low-price environment and have the financial capacity to do so," Messman added. "After all the changes to our Company in 1998 caused by the Norcen acquisition and the subsequent asset sales, UPR has about 50 percent more reserves and about 50 percent more production today than it did at this time in 1998," Messman concluded.

Asset Impairment

The Company determined that an asset impairment of $760 million is necessary under FAS 121. Current and anticipated hydrocarbon prices - particularly their effect on the value of the Company's heavy oil properties in Canada and Guatemala - and reserve revisions following a recently completed comprehensive review of reserves by UPR and third-party engineers, are the principal factors contributing to the impairment.

Oil prices have collapsed since the acquisition of Norcen in March. Norcen's reserves were 47 percent oil and today's prices are 25 percent below the prices in effect at the time the acquisition was made. UPR's 1999 crude oil price assumption is $13.50 NYMEX per barrel, escalating to $15.50 in the year 2000 and $17.50 beyond. The Company's assumptions for natural gas are $2.05 in 1999, $2.25 for the year 2000 and $2.35 beyond.


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UPR's proved total reserves at year-end 1998, after exploration and production asset sales and the divestiture of its gas gathering, processing and marketing business, will be about 1,020MMBOE. This amount incorporates a downward revision of 2.5 percent of pro forma proved reserves of UPR and Norcen at the beginning of 1998. Most of the reserve revisions are associated with former Norcen properties in Canada and the Gulf of Mexico. The revisions are due primarily to disappointing well performance from recent discoveries not on production at the time of the Norcen acquisition, and recent reserve reviews.

UPR's depletion, depreciation and amortization per unit of production will decline to approximately $0.90 per thousand cubic feet of gas equivalent as a result of the impairment.

1999 Capital Budget

The Company's preliminary 1999 capital budget of approximately $500 million is down by about two-thirds from 1998's $1.2 billion expenditure on exploration and production projects, exclusive of the $3.5 billion purchase of Norcen in March 1998. The capital reduction is a direct consequence of the current pricing environment and UPR's commitment to continued deleveraging.

The Company is concentrating this year on development drilling that generates more immediate cash flow. Almost 90 percent of the budget will be devoted to development projects in its core business areas, divided in roughly equal proportions among the Offshore Gulf of Mexico, the Austin Chalk, other domestic onshore development, Canada and Latin America.

At this reduced spending level, the Company expects production volumes to decline slightly from the projected exit rate for 1998 of 2.3 billion cubic feet of gas equivalent per day (BCFED) to an average rate of about 2.2 BCFED. Should the pricing environment improve, UPR has significant drill site inventory available in the U.S., Canada and Latin America.

Cost Reduction

The preliminary budget also includes initiatives to reduce cash expenses across the board. These initiatives will result in reduced lease operating expenses and lower general and administrative costs on a per unit basis compared to 1998. In addition to a previously announced reduction in force and other restructuring actions, further opportunities for cost savings will result from completed asset sales and lower capital spending.

Deleveraging

Cash generated from operations in 1999 should exceed projected capital spending by more than $250 million, which the Company plans to apply to debt reduction. This is in addition to UPR's deleveraging program through asset sales now nearing completion. In late November, UPR announced an agreement to sell its midstream gas business to Duke Energy Field Services, Inc. for $1.35 billion. This transaction, together with the completed and anticipated closings of E&P property sales worth approximately $700 million, should bring total asset sales to approximately $2.1 billion by the end of the first quarter 1999. After-tax proceeds of more than $1.7 billion, combined with the planned application of excess cash flow in 1999, should bring UPR to its $2 billion debt reduction goal, announced in April of last year, on schedule.

Amounts annualized for 1998 and figures related to the impairment discussed in this press release are subject to audit by the Company's independent auditors in conjunction with their normal year-end review.



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Union Pacific Resources is one of the nation's largest independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR is one of the most active domestic drillers and was the No. 1 gas producer in the state of Texas in 1997.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including planned construction and drilling activity, expected production efforts and volumes and budgeted capital expenditures, the timing and completion of planned asset sales and other risks and uncertainties detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 1998. Actual results may vary materially.

Media Contact:                                      Analyst Contact:
Dan Sullivan                                        David Larson
Director, Public Affairs                            Director, Investor Relations
817-321-6527                                        817-321-7294


                              Internet: www.upr.com










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